                                                                    EXHIBIT 12.1

                             TOWER AUTOMOTIVE, INC.

         STATEMENT OF COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                                     Three Months
                                                                         Ended
                                             Year Ended December 31                March 31,
                              1994       1995       1996       1997       1998       1999
                              ----       ----       ----       ----       ----       ----
Earnings:
Income before income
  taxes and extraordinary
  item ..................   $ 12,403   $ 20,121   $ 34,337   $ 80,741   $135,353   $ 46,310
Net fixed charges (1) ...      2,351      2,501      8,551     44,385     52,217      9,496
                            --------   --------   --------   --------   --------   --------
Total earnings ..........   $ 14,754   $ 22,622   $ 42,888   $125,126   $187,570   $ 55,806
                            --------   --------   --------   --------   --------   --------
                            --------   --------   --------   --------   --------   --------
Fixed charges:
Interest expense ........   $  1,956   $  2,027   $  7,636   $ 36,651   $ 42,506   $  7,446
Capitalized interest ....         --      1,157         --      3,409      3,732      1,600
Interest factor of rental
  expense (2) ...........        271        311        660      6,255      7,352      1,470
Amortization of debt
  expense ...............        124        163        255      1,479      2,359        580
Dividends on trust
  preferred securities ..         --         --         --         --      9,800      4,366
                            --------   --------   --------   --------   --------   --------
Total fixed charges .....   $  2,351   $  3,658   $  8,551   $ 47,794   $ 65,749   $ 15,462
                            --------   --------   --------   --------   --------   --------
                            --------   --------   --------   --------   --------   --------
Earnings to fixed charges        6.3        6.2        5.0        2.6        2.9        3.6
                            --------   --------   --------   --------   --------   --------
                            --------   --------   --------   --------   --------   --------

----------

     (1) Net fixed charges represents total fixed charges less capitalized interest and dividends on trust preferred securities.

     (2) The interest factor of rental expense has been calculated using the rate implied pursuant to the terms of the rental agreements. For the periods presented, the interest factor ranged from 30% to 55% of total rental expense.

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                             TOWER AUTOMOTIVE, INC.
                 SCHEDULE II: VALUATION AND QUALIFYING ACCOUNTS
                             (DOLLARS IN THOUSANDS)

                                                                                     ADDITIONS
                                                                        -------------------------------------
                                      BALANCE AT                                                               BALANCE AT
                                     BEGINNING OF    CHARGED TO COSTS       CHARGED TO                         END OF YEAR/
                                         YEAR          AND EXPENSES      OTHER ACCOUNTS(1)     DEDUCTIONS         PERIOD
           DESCRIPTION                                                                             (2)
Three Months Ending  March 31, 1999
-----------------------------------
Liability for loss contract
   commitments assumed with
   acquired businesses               $  22,799                ---                  ---         $ 2,495         $ 20,304
Reorganization/restructuring
   liabilities of acquired
   businesses                           24,736                ---                  ---             809           23,927

1998
----
Liability for loss contract
   commitments assumed with
   acquired businesses               $  32,874                ---         $        229         $10,304 (3)     $ 22,799
Reorganization/restructuring
   liabilities of acquired
   businesses                           31,702                ---                  ---           6,966           24,736

1997
----
Liability for loss contract
   commitments assumed with
   acquired businesses               $   7,250                ---        $      30,175         $ 4,551         $ 32,874
Reorganization/restructuring
   liabilities of acquired
   businesses                            8,072                ---               37,461          13,831           31,702

1996
----
Liability for loss contract
   commitments assumed with
   acquired businesses               $   3,010                ---        $       7,722         $ 3,482         $  7,250
Reorganization/restructuring
   liabilities of acquired
   businesses                            2,366                ---                8,190           2,484            8,072

1) Recorded via allocation of purchase price to fair value of assets and liabilities of acquired businesses.

2)   Utilization of previously recorded balances.

3)   Represents utilization of $9,704 plus adjustment of $600.